Exhibit 16

May 16, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 16, 2003 of Games, Inc., related to the resignation of King Griffin & Adamson P.C. as Games, Inc.’s independent accountants and are in agreement with the statements contained in the third, fourth and fifth paragraphs in Item 4.

Very truly yours,

/s/ KING GRIFFIN & ADAMSON P.C.

KING GRIFFIN & ADAMSON P.C.